Exhibit 99.1

For Immediate Release

Air Lease Corporation Announces Pricing of Public Offering of $400.0 Million of 4.750% Senior Unsecured Notes due 2020

LOS ANGELES, California, January 29, 2013 — Air Lease Corporation (NYSE: AL) (the “Company”) today announced the pricing of its public offering of $400.0 million in aggregate principal amount of 4.750% senior unsecured notes due 2020 (the “Notes”).  The Notes were offered to the public at a price of 100.000% of par.  The sale of the Notes is expected to close on February 5, 2012, subject to satisfaction of customary closing conditions.

The Notes will mature on March 1, 2020 and will bear interest at a rate of 4.750% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2013.

The Company intends to use the net proceeds of the offering to fund the acquisition of commercial aircraft and for other general corporate purposes, including reducing outstanding obligations under one of its revolving credit facilities.

BofA Merrill Lynch, Deutsche Bank Securities, J.P. Morgan, BMO Capital Markets, Citigroup, Credit Suisse Securities, RBC Capital Markets, RBS, and Wells Fargo Securities are acting as joint book-running managers for the offering of the Notes.

The Notes are being offered pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission (the “SEC”).  The offering of the Notes is being made only by means of a prospectus supplement and accompanying base prospectus, which may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov.  Alternatively, copies may be obtained from: BofA Merrill Lynch, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, or email: dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

Contacts

Air Lease Corporation

Investors:

Ryan McKenna, 310-553-0555

Assistant Vice President, Strategic Planning and Investor Relations

rmckenna@airleasecorp.com

Media:

Laura St. John, 310-553-0555

Media and Investor Relations Coordinator

lstjohn@airleasecorp.com